UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
IEG Holdings Corporation
(Name of Issuer)
Common stock, par value $0.001 per share
(Title of Class of Securities)
44951M405
(CUSIP Number)
June 15, 2017
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 44951M405

1	NAME OF REPORTING PERSON AQR Capital Management, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,045,060
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,045,060
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,045,060
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.19%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 44951M405

1	NAME OF REPORTING PERSON AQR Capital Management Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,045,060
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,045,060
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,045,060
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.19%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 44951M405

1	NAME OF REPORTING PERSON AQR Style Premia Master Account, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 994,780
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 994,780
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 994,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 44951M405

1	NAME OF REPORTING PERSON AQR Capital Management GP II LTD. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 994,780
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 994,780
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 994,780
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 44951M405
ITEM 1(a).	NAME OF ISSUER: IEG Holdings Corporation
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6160 West Tropicana Ave., Suite E-13, Las Vegas, NV
ITEM 2(a).	NAME OF PERSON FILING:
(1) AQR Capital Management, LLC
(2) AQR Capital Management Holdings, LLC
(3) AQR Style Premia Master Account, L.P.
(4) AQR Capital Management GP II LTD.

AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. AQR Capital Management, LLC acts as investment manager to AQR Style Premia Master Account, L.P. AQR Capital Management GP II LTD is the general partner of AQR Style Premia Master Account, L.P. AQR Capital Management GP II LTD is a wholly owned subsidiary of AQR Capital Management, LLC.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
(1) TWO GREENWICH PLAZA
GREENWICH, CT 06830
(2) TWO GREENWICH PLAZA
GREENWICH, CT 06830
(3) TWO GREENWICH PLAZA
GREENWICH, CT 06830
(4) TWO GREENWICH PLAZA
GREENWICH, CT 06830

ITEM 2(c).	CITIZENSHIP: (1) Delaware, USA (2) Delaware, USA (3) Cayman Islands (4) Cayman Islands
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: Common stock, par value $0.001 per share
ITEM 2(e).	CUSIP NUMBER: 44951M405
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a) [ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c) [ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e) [ ]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [ ]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP
(a) Amount beneficially owned:
1,045,060
(b) Percent of class:
8.19%
(c) Number of shares as to which the person has:
(i) sole power to vote or to direct the vote:

(ii) shared power to vote or to direct the vote:
AQR Capital Management, LLC - 1,045,060 AQR Capital Management Holdings, LLC - 1,045,060 AQR Style Premia Master Account, L.P. - 994,780 AQR Capital Management GP II LTD. - 994,780
(iii) sole power to dispose or direct the disposition of:

(iv) shared power to dispose or to direct the disposition of:
AQR Capital Management, LLC - 1,045,060 AQR Capital Management Holdings, LLC - 1,045,060 AQR Style Premia Master Account, L.P. - 994,780 AQR Capital Management GP II LTD. - 994,780
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: This Item [6] is not applicable.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: See Item 2(a) above.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: This Item [8] is not applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP: This Item [9] is not applicable.
ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 44951M405
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
June 23 2017	AQR Capital Management, LLC By: /s/ Bradley D. Asness Name: Bradley D. Asness Title: Chief Legal Officer
June 23 2017	AQR Capital Management Holdings, LLC By: /s/ Bradley D. Asness Name: Bradley D. Asness Title: Authorized Signatory
June 23 2017	AQR Style Premia Master Account, L.P. By: AQR Capital Management GP II LTD., its General Partner /s/ Bethany Oleynick Name: Bethany Oleynick Title: Authorized Signatory
June 23 2017	AQR Capital Management, LLC By: /s/ Bradley D. Asness Name: Bradley D. Asness Title: Chief Legal Officer
Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 44951M405
AQR Capital Management Holdings, LLC, AQR Capital Management, LLC, AQR Style Premia Master Account, L.P., and AQR Capital Management GP II LTD. hereby agree that this Schedule 13G is filed on behalf of each of the parties.